Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement and Release” or “Agreement”) dated May [ ], 2024, is made by and between Jonathan Rothbard, an individual (“Rothbard”) and 180 Life Sciences Corp., a Delaware corporation (“180 Life”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Rothbard currently serves as Chief Scientific Officer of 180 Life;

WHEREAS, 180 Life and Rothbard previously entered into an employment agreement dated August 21, 2019, and effective November 6, 2020 (as amended to date, the “Employment Agreement”), pursuant to which Rothbard agreed to serve as an employee (Chief Scientific Officer) of 180 Life;

WHEREAS, Rothbard’s Employment Agreement was amended on January 1, 2024, to provide for the reduction and accrual of a portion of Rothbard’s base salary;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Rothbard and 180 Life to terminate the Employment Agreement and mutually terminate Rothbard’s employment with 180 Life;

WHEREAS, Rothbard’s Employment Agreement and Rothbard’s employment with 180 Life is hereby terminated effective May [ ], 2024 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Rothbard may have against 180 Life and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Rothbard’s employment with or separation from 180 Life, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Severance Payment (defined below), the receipt and sufficiency of which is acknowledge and confirmed, Rothbard and 180 Life hereby agree as follows:

1. Severance Payment. Subject to Rothbard’s compliance with the terms and conditions of this Agreement and Release, 180 Life agrees (a) to pay Rothbard $200 in cash, less all applicable withholdings and required deductions (the “Severance Payment”); and (b) enter into a Consulting Agreement with Rothbard in the form of Exhibit A hereto (the “Consulting Agreement”). The Severance Payment shall be paid within 15 days of the Separation Date (the “Payment Date”). Rothbard agrees that the Severance Payment to be paid under this Agreement and Release is due solely from 180 Life and represents consideration which would not otherwise be due to Rothbard.

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Rothbard or on Rothbard’s behalf against 180 Life. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, Rothbard agrees to release any rights he may have to, and to waive all rights of 180 Life to pay, other than as set forth in Paragraph 1, any severance fees set forth in the Employment Agreement, any bonus, accrued compensation, reimbursement for unused vacation days, sick days or other benefits, in connection with severance pay or otherwise, any stock or option compensation, and further acknowledges that he is not owed any funds from 180 Life in connection with unreimbursed business expenses as of the date of this Agreement and Release and/or any other amounts due under the Employment Agreement. Rothbard further agrees that he is owed by 180 Life, those amounts set forth in Paragraph 1, for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that he has been given all time off or is being paid for all time off to which he was entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act. Notwithstanding any other term or condition of this Agreement and Release, Rothbard may elect to continue health insurance coverage, following the Separation Date, in accordance with the provisions of COBRA regardless of whether 180 Life enters into this Agreement and Release.

Separation and Release Agreement

3. No Further Payments. Except as described in Paragraph 1, Rothbard acknowledges and agrees that he is not entitled to any other compensation, severance, benefits, stock compensation, options, severance pay, or other payments in connection with his engagement by, or employment or positions with, 180 Life or the termination thereof, or pursuant to the Employment Agreement or the termination thereof or otherwise.

4. Rothbard Acknowledgements. By entering into this Agreement and Release, Rothbard confirms and acknowledges the Separation Date and that Rothbard shall be deemed to have voluntarily resigned from employment with 180 Life as of the Separation Date. Rothbard further acknowledges and confirms that Rothbard has been paid or is being paid for any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Rothbard, for work performed through and including the Separation Date. Rothbard further acknowledges that, as of the date of Rothbard’s signing of this Agreement and Release, Rothbard has sustained no injury or illness related in any way to Rothbard’s employment with 180 Life for which a worker’s compensation claim has not already been filed. Concurrently with Rothbard’s entry into this Agreement Rothbard shall provide a written resignation, resigning as an officer of 180 Life. Rothbard represents that he does not have any pending lawsuits, claims, or actions against 180 Life and has fully disclosed all lawsuits, claims, or actions to 180 Life prior to executing this Agreement and Release.

5. Rothbard’s General Release. In return for 180 Life’s agreement to provide Rothbard with the Severance Payment referred to in Paragraph 1, Rothbard agrees to the following, in addition to the other terms and conditions of this Agreement and Release:

a. General Release. Rothbard, for Rothbard and Rothbard’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Rothbard’s and his assigns, successors and predecessors, hereby releases and forever discharges 180 Life, and its subsidiaries and affiliates, and each of their officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Rothbard ever had, now has, or may have against the Released Parties as of the date of Rothbard’s signing of this Agreement and Release. This release includes, but is not limited to, any claims for severance pay, restricted stock, restricted stock units, stock or option compensation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Older Workers Benefit Protection Act of 1990, the Workers Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Genetic Information Nondiscrimination Act of 2008, California Family Rights Act – Cal. Gov’t Code § 12945.2, California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq., California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq., Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq., California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq., California Parental Leave Law – Cal. Lab. Code § 230.7 et seq., California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394, the California Occupational Safety and Health Act, as amended, and any applicable regulations thereunder, the California Consumer Credit Reporting Agencies Act – Cal. Civ. Code § 1785 et seq., California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code § 1786 et seq., those provisions of the California Labor Code that lawfully may be released, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Rothbard’s employment with and by 180 Life and/or the termination of the Employment Agreement or relating to 180 Life or his employment with 180 Life in general, each to the extent allowed pursuant to applicable law. Along with such release, all benefits to Rothbard from 180 Life (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated. The Released Parties can seek attorneys’ fees, costs, or other damages arising from Rothbard for Rothbard’s breach of the release. Rothbard agrees that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable. This release does not include claims that may not be released under applicable law.

Separation and Release Agreement

b. Unknown Claims. Rothbard understands and agrees that the release set forth in Section 5.a above, extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Rothbard under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Rothbard hereby specifically acknowledges and agrees that (i) Rothbard’s waiver of known and unknown claims and of California Civil Code § 1542 is knowing and voluntary; (ii) the Severance Payment is in addition to anything of value to which Rothbard already is entitled; and (iii) but for this Agreement, Rothbard would not be entitled to the Severance Payment.

c. Specific Release. Rothbard agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Rothbard could make on Rothbard’s own behalf, but also those which may have been or may be made by any other person or organization on Rothbard’s behalf. Rothbard specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Rothbard’s signing of this Agreement and Release. If Rothbard is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Rothbard’s signing of this Agreement and Release, Rothbard shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Rothbard agrees that Rothbard will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement and Release is not intended to interfere with Rothbard’s exercise of any protected, nonwaivable right, including Rothbard’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Rothbard acknowledges that the Severance Payment set forth herein is in addition to amounts 180 Life owes Rothbard under the Employment Agreement, that 180 Life would not have agreed to pay such amounts to Rothbard if not for Rothbard agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Rothbard might be entitled and Rothbard is forever discharging the Released Parties from any liability to Rothbard for any acts or omissions occurring on or before the date of Rothbard’s signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that Rothbard may enjoy in respect of his actions or inactions during his tenure as an employee of 180 Life Sciences.

Separation and Release Agreement

7. Claims Not Released. Rothbard is not waiving any rights hereunder that Rothbard may have to: (i) Rothbard’s vested 180 Life equity grants or any other vested accrued employee benefits under any of 180 Life’s health, welfare, or retirement benefit plans as of the Separation Date or unemployment claims (which 180 Life agrees not to contest); (ii) any rights or claims Rothbard may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any Indemnification Agreement entered into with 180 Life (“Indemnification Agreement”), or any other written agreement with 180 Life, 180 Life’s Bylaws or other organizing documents, and/or under applicable law; (iii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification statutes or pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce or challenge the validity of this Agreement; (v) coverage under any directors and officers liability insurance, other insurance policies of 180 Life, COBRA or any similar state law; (vi) as a shareholder of 180 Life, if applicable; and (vii) any claims arising after the date of this Agreement.

8. No Admission. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which 180 Life is obligated to provide to Rothbard, and that it is provided solely in consideration of Rothbard’s execution of this Agreement and Release. 180 Life and Rothbard agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Rothbard in Paragraph 5, and for Rothbard’s other promises herein, including, but not limited to in Paragraphs 9 and 10 hereof.

9. Return of 180 Life’s Property. Rothbard’s signature below constitutes Rothbard’s agreement to return any originals and all copies of all files, notes, programs, intellectual property, documents, slides, computer disks, printouts, reports, lists of 180 Life’s clients or leads or referrals to prospective clients, and other media or property in Rothbard’s possession or control which contain or pertain to Confidential Information (as defined below) and other items provided to Rothbard by 180 Life, developed or obtained by Rothbard in connection with Rothbard’s employment with 180 Life, or otherwise belonging to 180 Life, including all property of 180 Life, such as supplies, keys, access devices, books, identification cards, computers, cell phones, laptops, PDAs, telephones, and other equipment within 10 days of the Separation Date, and that Rothbard has not supplied and shall not supply prior to the Separation Date, any such Confidential Information to any person, except as was required to carry out Rothbard’s duties as a former employee of 180 Life. Furthermore, Rothbard has provided 180 Life all login ids and passwords relating to 180 Life and any websites, programs or software associated with 180 Life or Rothbard’s prior services performed on behalf of 180 Life. Rothbard shall immediately delete all files, programs, source code, notes, documents, slides, computer disks, electronically stored information, physically stored information, printouts and other media or property in Rothbard’s possession or control which contain or pertain to Confidential Information, to the extent not delivered as discussed above on or prior to the Separation Date.

10. Restrictive Covenants:

a. Confidential Information. Rothbard understands and agrees that Rothbard may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about 180 Life, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to 180 Life’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of 180 Life, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to 180 Life, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to 180 Life, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of 180 Life’s clients and suppliers, the names of representatives of 180 Life’s clients and suppliers responsible for entering into contracts with 180 Life, the amounts paid by such clients and suppliers to 180 Life, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of 180 Life’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of 180 Life, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Rothbard knows or should know is subject to a restriction on disclosure or which Rothbard knows or should know is considered by 180 Life or 180 Life’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by 180 Life at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

Separation and Release Agreement

b. Confidentiality Requirements. Rothbard acknowledges and agrees that 180 Life is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by 180 Life at its great effort and expense. Rothbard further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by 180 Life, will be highly detrimental to 180 Life and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Rothbard agrees that Rothbard will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of 180 Life or by order of a court of competent jurisdiction after providing 180 Life with sufficient notice to contest such order (the “Confidentiality Requirements”).

c. Non-Use of Confidential Information. Rothbard agrees not to use, disclose to others, or permit anyone access to any of 180 Life’s trade secrets or confidential or proprietary information without 180 Life’s express consent, and to return immediately to 180 Life all of 180 Life’s property, including all files related to 180 Life, upon termination of Rothbard’s employment. Rothbard shall not retain any copy or other reproduction whatsoever of any 180 Life property after the termination of Rothbard’s employment.

d. Mutual Non-Disparagement. 180 Life, Rothbard and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Rothbard, 180 Life or any Released Party, Rothbard’s employment with 180 Life, acts occurring before the signing of this Agreement and Release, before the Separation Date or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Rothbard from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration or any other government authority or self-regulatory agency (collectively, “Agencies”), or prohibit Rothbard from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Rothbard from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Rothbard has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Rothbard from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by and between 180 Life and Rothbard shall prohibit or restrict Rothbard from (i) voluntarily communicating with an attorney retained by Rothbard, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Rothbard first promptly notifies and provides 180 Life with the opportunity to seek, and join in its efforts at the sole expense of 180 Life, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Rothbard is entitled.

Separation and Release Agreement

e. Non-Interference. For a period of one (1) year from the Separation Date (the “Non-Solicitation Period”), Rothbard agrees to not interfere with 180 Life’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Rothbard or any future employer of Rothbard or to leave the service of 180 Life or its affiliate(s).

f. Reasonableness. Rothbard acknowledges and agrees that the restrictions set forth in this Paragraph 10  are critical and necessary to protect 180 Life’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Rothbard also acknowledges and agrees that 180 Life would be irreparably damaged if Rothbard were to breach the covenants set forth in this Paragraph 10  and in the event that Rothbard breaches any of the provisions in Paragraph 10, 180 Life will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Rothbard further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

11. Assistance Following Termination. Rothbard agrees that, following the Separation Date, he will cooperate fully with 180 Life upon request in all matters relating to the completion of his pending work on behalf of 180 Life and in connection with the orderly transition of such work to such other employees as 180 Life may designate. 180 Life will reimburse Rothbard for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Paragraph 11, after the Separation Date.

12. Cooperation in Investigations and Litigation. In connection with 180 Life’s pending legal matters and in the event 180 Life becomes involved in any future investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Rothbard’s employment and about which Rothbard has personal knowledge, Rothbard agrees that Rothbard will, at any future time, be available upon reasonable notice from 180 Life, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which Rothbard has or may have knowledge as a result of or in connection with Rothbard’s employment relationship with 180 Life. In performing Rothbard’s obligations under this paragraph to testify or otherwise provide information, Rothbard agrees that Rothbard will truthfully, forthrightly, and completely provide the information requested. Rothbard further agrees that Rothbard will not be compensated in any way by 180 Life for Rothbard’s cooperation with 180 Life in connection with any litigation or other activity covered by this paragraph, except that Rothbard shall be reimbursed as permitted by law for any reasonable expenses that Rothbard incurs in providing testimony or other assistance to 180 Life under this paragraph.

Separation and Release Agreement

13. Requests for References. 180 Life will confirm Rothbard’s job title, dates of employment and, with written authorization from Rothbard, Rothbard’s salary in connection with any requests for references for Rothbard’s potential future employers.

14. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

15. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Rothbard and 180 Life or their authorized agents.

16. Acknowledgements. Rothbard acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Rothbard of his own free will and volition, without reliance upon any statement or representation by 180 Life except as set forth herein; (c) Rothbard is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Rothbard has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Rothbard has used all or as much of that twenty-one (21) day period as Rothbard deemed necessary to consider fully this Agreement and Release and, if Rothbard has not used the entire twenty-one (21) day period, Rothbard waives that period not used; (f) Rothbard has read and fully understands the meaning of each provision of this Agreement and Release; (g) 180 Life has advised Rothbard to consult with an attorney concerning this Agreement and Release and has provided Rothbard notice and an opportunity to retain an attorney; (h) Rothbard knowingly, freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Rothbard but which may hereafter become known to Rothbard shall affect in any manner the final and unconditional nature of the release stated above.

17. Effective Date. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Rothbard unless Rothbard revokes it by so advising 180 Life in writing before the end of the seventh (7th) day after its execution by Rothbard (the “Effective Date”). In the event this Agreement is revoked prior to the Effective Date, Rothbard shall immediately repay/return the Severance Payment (if paid prior to such date), and shall forfeit such Severance Payment.

18. [Intentionally Removed].

19. Termination of Unvested Options. Rothbard agrees and acknowledges that any unvested options to purchase shares of common stock of 180 Life held by him as of the Separation Date shall be deemed forfeited and terminated and any vested options held by him as of the Separation Date shall be exercisable, pursuant to their terms, for three (3) months following the Separation Date.

20. Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of California.

21. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Former Employer:	If to Former Employee:

180 Life Sciences Corp.	Jonathan Rothbard
3000 El Camino Real, Bldg. 4	_____________________
Suite 200	_____________________
Palo Alto, CA 94306
Email: [_______________]	Email: _____________________

Separation and Release Agreement

22. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

23. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

24. No Benefit for Others. The Parties acknowledge that Rothbard’s right to the Severance Pay described herein shall be determined exclusively under the provisions stated herein, and this Agreement and Release is not intended to, and does not, create rights for the benefit of any other employee or person except in connection with the rights of the Released Parties.

25. No Wrongful Conduct. Rothbard represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement and Release has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of 180 Life; (ii) breached any provision of the Employment Agreement; or (iii) violated any state, federal, local or other law, including any securities laws or regulations.

26. No Assignment or Transfer. Rothbard warrants and represents that Rothbard has not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and he shall defend, indemnify and hold 180 Life and each Released Party harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

27. Not Assignable. This Agreement and Release is personal to Rothbard and shall not, without the prior written consent of 180 Life, be assignable by Rothbard. This Agreement and Release shall inure to the benefit of and be binding upon 180 Life and its respective successors and assigns and any such successor or assignee shall be deemed substituted for 180 Life under the terms of this Agreement and Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of 180 Life, acquires all or substantially all of 180 Life’s assets, or to which 180 Life assigns this Agreement and Release by operation of law or otherwise.

28. Forfeiture of Severance Payment. Rothbard agrees that he will forfeit (and be forced to return) the Severance Payment payable by 180 Life pursuant to this Agreement and Release if Rothbard challenges the validity of this Agreement and Release.

Separation and Release Agreement

29. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

30. Clawback. Rothbard agrees that, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Rothbard under the Employment Agreement or any other agreement or arrangement with 180 Life which is subject to recovery under any law, government regulation, or stock exchange listing requirement is be subject to such deductions and clawback pursuant to applicable law and 180 Life’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, as may be amended or modified from time to time. With respect to any potential clawback or recovery effected or subject to a determination by the Board of Directors (the “Board”), the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Rothbard prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Rothbard (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

31. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement (including without limitation any Severance Payment) is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Rothbard acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Rothbard to incur any additional tax or interest under Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility. 180 Life and Rothbard will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Rothbard under Section 409A. In no event will the Released Parties have any obligation, liability or responsibility to reimburse, indemnify or hold harmless Rothbard for any taxes imposed, or other costs incurred, as a result of Section 409A. The Separation Date is intended to constitute Rothbard’s “separation from service” within the meaning of Section 409A.

[Remainder of page left intentionally blank. Signature page follows.]

Separation and Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Jonathan Rothbard		180 Life Sciences Corp.

Signature:	/s/ Jonathan Rothbard	Signature:	/s/ Ozan Pamir
Jonathan Rothbard
		Printed Name:	Ozan Pamir

		Title:	CFO

5/7/2024		5/7/2024
Date		Date

Separation and Release Agreement